Exhibit 99.4

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your telephone or Internet voting instructions

authorizes the named proxies to vote your common

shares in the same manner as if you marked,

signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/pebo Use the Internet to provide voting instructions.

PHONE – 1-866-883-3382 Use a touch-tone telephone to provide voting instructions.

MAIL – If you received a printed copy of the proxy materials, mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by February 22, 2023.

If you provide voting instructions by Internet or by Telephone, you do NOT need to mail back your proxy card.

Please detach here

The Board of Directors Recommends a Vote “FOR” the Proposals in Item No. 1 and Item No. 2.

1.  Adoption and approval of Agreement and Plan of Merger dated as of October 24, 2022, by and between Peoples Bancorp Inc. (“Peoples”) and Limestone Bancorp, Inc., and the transactions contemplated thereby, including but not limited to the issuance of Peoples common shares.

☐	For	☐	Against	☐	Abstain

2.  Approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Agreement and Plan of Merger.

☐	For	☐	Against	☐	Abstain

THE COMMON SHARES REPRESENTED BY THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL IN ITEM NO. 1 AND FOR THE PROPOSAL IN ITEM NO. 2. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE SPECIAL MEETING OF SHAREHOLDERS, THE COMMON SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED IN THE DISCRETION OF THE INDIVIDUALS DESIGNATED TO VOTE THE COMMON SHARES REPRESENTED BY THIS PROXY CARD, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON SUCH MATTERS AS THE DIRECTORS OF PEOPLES MAY RECOMMEND.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on this proxy card. If common shares are held in joint tenancy, all persons should sign. Trustees, administrators, etc., must include title and authority. Corporations and other entities must provide full name of corporation/entity and title of authorized officer signing this proxy card.

PEOPLES BANCORP INC.

SPECIAL MEETING OF SHAREHOLDERS

Thursday, February 23, 2023

10:00 a.m., Eastern Time

To register for the virtual meeting along with voting your common shares, please follow the instructions below:

●

Visit www.proxydocs.com/pebo on your smartphone, tablet or computer. You will need the latest version of Chrome, Safari, Internet Explorer 11, Edge or Firefox. Please ensure your browser is compatible.

●	As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this Proxy Card.

●

After registering, you will receive a confirmation e-mail and an e-mail approximately 1 hour prior to the start of the meeting to the e-mail address you provided during registration with a unique link to the virtual meeting.

Peoples Bancorp Inc.
P.O. Box 738
Marietta, OH 45750

This proxy is solicited by the Board of Directors for use at the Special Meeting of Shareholders to be held on February 23, 2023.

The common shares of Peoples Bancorp Inc. (“Peoples”) as to which you have voting authority, including those held on your behalf in a trust account, under Peoples’ Dividend Reinvestment and Stock Purchase Plan, or under Peoples’ Retirement Savings Plan, will be voted as you specify on the reverse side of this proxy card.

If no choice is specified, the common shares of Peoples represented by this proxy card will be voted, except in the case of common shares held under Peoples’ Retirement Savings Plan and broker non-votes, where applicable, “FOR” the proposal in Item No. 1 and “FOR” the proposal in Item No. 2.

Notice to Participants in Peoples’ Retirement Savings Plan: If you participate in Peoples’ Retirement Savings Plan, by completing and signing this proxy card or providing voting instructions by the Internet, or by telephone, you will be deemed to have instructed the trustee of the Retirement Savings Plan how to vote common shares that have been allocated to your account. If you do not provide voting instructions by 11:59 p.m., Central Time, on February 19, 2023, the trustee will not vote the common shares allocated to your account.

By signing this proxy card, you revoke all prior proxies to vote the common shares of Peoples you are entitled to vote at the Special Meeting of Shareholders and appoint Charles W. Sulerzyski and Susan D. Rector, and each of them, with full power of substitution, as your proxies to attend the Special Meeting of Shareholders and vote your common shares of Peoples on the matters shown on the reverse side and in their discretion, to the extent permitted by applicable law, on any other matters (none known at the time of solicitation of this proxy) which may properly come before the Special Meeting of Shareholders.

Peoples Bancorp® is a federally registered service mark of Peoples Bancorp Inc.

The three arched ribbons logo is a federally registered service mark of Peoples Bank.

See reverse for voting instructions.